Exhibit 99.6

CONSENT OF BERNARD TAN BAN TATT

COR3 & Co. (Holdings) Limited (the “Company”) intends to file a Registration Statement on Form F-1 (together with any amendments or supplements thereto, the “Registration Statement”) registering securities for issuance in its initial public offering. As required by Rule 438 under the Securities Act of 1933, as amended, the undersigned hereby consents to being named in the Registration Statement as a Director Nominee.

Dated: June 20, 2023

/s/ Bernard Tan Ban Tatt
Bernard Tan Ban Tatt